SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               Amendment No. 2 to
                                    Form 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Alexion Pharmaceuticals, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                      13-3648318
----------------------------------------                 -------------------
(State of incorporation or organization)                    (IRS Employer
                                                         Identification No.)

352 Knotter Drive, Cheshire, Connecticut                         06410
----------------------------------------                         -----
(Address of principal executive offices)                      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                         Name of each exchange
         to be so registered                         on which each class is
                                                     to be registered

               None                                           None
         -------------------                         ----------------------

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Junior Participating Cumulative Preferred

               Stock, $1.00 par value per share, of the Registrant
--------------------------------------------------------------------------------
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

            On February 14, 1997 the Board of Directors of the Registrant declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock, par value $.0001 per share (the "Common Stock") of the Registrant. The Rights were issued to the stockholders of record on March 6, 1997 and will expire in ten years, subject to earlier redemption. Under certain circumstances, each Right entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Junior Participating Cumulative Preferred Stock, par value $1.00 per share ("Preferred Stock"), of the Registrant or, in certain circumstances, either Common Stock or common stock of an acquiring company at one-half the market price of such Common Stock or common stock, as the case may be. The Rights were designed to make it more likely that all the Registrant's stockholders receive fair and equal treatment in the event of any proposed takeover of the Registrant and to guard against the use of partial tender offers or other coercive tactics to gain control of the Registrant. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

Expiration Date

            The expiration date under the Registrant's Shareholder Rights Plan is March 6, 2007. However, the previously filed Form 8-A including the exhibits thereto refer to earlier expiration dates. On December 12, 2001, the Board of Directors of Registrant clarified that the expiration date of the Rights is March 6, 2007.

Except for the clarification of the expiration date, the terms and conditions of the Rights remain unchanged from the description contained in the Form 8-A filed on February 21, 1997 as amended by Amendment No. 1 to Form 8-A filed on October 6, 2000.

            A copy of Amendment No. 2 to the Rights Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2. EXHIBITS

      1. Amendment No. 2 to Rights Agreement, dated as of December 12, 2001, between the Registrant and Continental Stock Transfer and Trust Company.

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized.

                                        ALEXION PHARMACEUTICALS, INC.
                                              (Registrant)


                                        By: /s/ Leonard Bell
                                            ------------------------------------
                                                 Leonard Bell
                                                 President

DATE: December 12, 2001

                                  EXHIBIT INDEX

Sequential
Exhibit No.                       Description                         Page No.
-----------                       -----------                         --------

   10.1                    Amendment No. 2 to Rights
                           Agreement, dated as of
                           December 12, 2001, between the
                           Registrant and Continental
                           Stock Transfer and Trust
                           Company.